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            SCT ACQUIRES FYGIR LOGISTIC INFORMATION SYSTEMS, INC.,
                   A SUPPLY CHAIN PLANNING SOFTWARE COMPANY

MALVERN, PA, September 2, 1998 -- Systems & Computer Technology Corp. (SCT) (NASDAQ:SCTC) and Fygir Logistic Information Systems, Inc., a leading provider of supply chain planning software, jointly announced today SCT's purchase of Fygir, including all existing software, technology, and operations for $34.5 million in cash. Subject to completion of an appraisal, a portion of the purchase price may be accounted for as purchased research and development.

The Company will schedule a conference call next week to discuss details of the acquisition. A conference call date, time and dial-in number will be announced next week.

Fygir, headquartered in The Hague, Netherlands, offers market-leading advance planning and scheduling products GRIP and FIT. Like SCT's ADAGE enterprise resource planning software, the products are object-based and focused on the special business needs of process industries. Fygir's products support multi-national and multi-language implementations.

SCT, headquartered in Malvern, Pa., is a leading provider of client/server, mission-critical, enterprise software and a series of information technology services for manufacturing & distribution, government, higher education, and utilities. The company provides long-term information and technology solutions and is a recognized leader in outsourcing. SCT has approximately 3,400 employees and serves more than 2,500 clients worldwide.